EXHIBIT 10.21

                     Bucyrus International, Inc.
                        1100 Milwaukee Avenue
                South Milwaukee, Wisconsin  53172-0500



July 27, 2004

Mr. Timothy W. Sullivan
President and Chief Executive Officer
Bucyrus International, Inc.
1100 Milwaukee Avenue
South Milwaukee, Wisconsin  53172-0500

Dear Tim:

     This Letter Agreement will serve as an amendment and restatement of all prior agreements entered into by and between you and Bucyrus International, Inc. (the "Company"). Upon the effectiveness of this Letter Agreement, all such prior agreements will be superceded and will become null and without effect.

1. You will serve as the President and Chief Executive Officer of the Company, reporting directly to the Company's Board of Directors (the "Board"). In this position, you will be responsible for the oversight of the day-to-day operations of the Company's business and its strategic direction. You will also serve as a member of the Board, without additional compensation for such service. Your employment will continue subject to termination by either you or the Company as outlined herein.

2. Your annual base salary will be $500,000, subject to review by the Board from time to time. Your base salary will be paid in accordance with the normal payroll practices of the Company. You will be eligible to participate in the Company's Executive Officer Incentive Plan and its equity-based compensation plans, in each case, in accordance with the terms thereof and such agreements as you may enter into thereunder.

3. Your continued employment with the Company will be subject to your compliance with each provision of the restrictive covenants set forth as Exhibit A to this Letter Agreement, which is incorporated into and made part of this Letter Agreement.

4. You will be entitled to participate in all employee benefit plans and programs generally applicable to senior executives of the Company, including medical, dental, life insurance, disability insurance and retirement plans, subject to eligibility requirements and generally applicable terms of such plans. Your retirement benefits will be based on all service with the Company, including service prior to your rehire date, but you will not receive any service for the periods during which you were not an employee of the Company.

5. Your employment may be terminated by the Company at any time, with or without cause. In the event your employment is terminated by the Company for any reason other than cause, you will be entitled to continuation of your base salary for one year immediately following the effective date of termination, paid in accordance with the normal payroll practices of the Company. Such salary continuation will be in lieu of severance benefits under any other Company severance plan, policy or arrangement. Except as required by law or set forth in a relevant Company compensation or benefit plan or agreement thereunder, no additional payments or benefits will be paid to you in the event of the termination of your employment.

6.   Miscellaneous.

     (a) Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company's and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as applicable.

     (b) Assignment. The services to be performed by you hereunder are specific to you and may not be assigned by you. The Company may not assign this Letter Agreement, or your services hereunder, except to a person or entity that acquires all or substantially all of the Company's business.

     (c) Notice. For the purposes of this Letter Agreement, notices, demands and all other communications will be in writing and will be deemed to have been duly given when delivered by hand (with receipt) or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
          if to you, at your most recent address shown in the records of the Company; and if to the Company, to the Company's headquarters at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, to the attention of: the Company's
          Vice President   Human Resources.

     (d) Modification; Waiver. No provisions of this Letter Agree-ment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Chairman of the Board or such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dis-similar provisions or conditions at the same or at any prior or subsequent time.

     (e) Governing Law; Interpretation. The validity, interpretation, construction and performance of this Letter Agreement will be governed by the laws of the State of Wisconsin without regard to its conflicts of law principles. The obligations of the Company and you under this Section 6 and Section 5 and Exhibit A hereto will survive the termination of your employment with the Company.

     (f) Withholding. Any amounts payable pursuant to this Letter Agreement will be subject to applicable tax withholding, and the Company may require a cash payment with respect to such obligations as a condition of any such payment.

     (g) Validity. The invalidity or unenforceability of any provision or provisions of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, which will remain in full force and effect.

     (h) Entire Agreement. This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communica-tions, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including but not limited to the letter agreement between you and the Company dated as August 8, 2000 and all amendments thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Letter Agreement.

     (i) Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     If you are in agreement with the foregoing, please execute this Letter Agreement in the space provided and return it to the undersigned.


ACKNOWLEDGED AND AGREED:           BUCYRUS INTERNATIONAL, INC.


/s/ Timothy W. Sullivan            /S/ Frank P. Bruno
Timothy W. Sullivan                By: Frank P. Bruno
                                   Title: Vice President - Human
                                   Resources




                                               EXHIBIT A

                        RESTRICTIVE COVENANTS

For purposes of this Exhibit A, "Executive" will mean Timothy W.
Sullivan, President and Chief Executive Officer of Bucyrus
International, Inc.

1. Protection of Confidential Information. Executive acknowledges that during the course of his employment with the Company, its subsidiaries and affiliates, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries and affiliates, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, vendor sources, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries and affiliates not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed by him as an employee of the Company in the positions of President and Chief Executive Officer are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Executive covenants and agrees as follows:

   1.1 No Disclosure or Use of Confidential Information. At no time will Executive ever divulge, disclose, or otherwise use any Confidential Information for purposes other than carrying out his duties as an employee of the Company in the best interests of the Company, unless and until such information is readily available in the public domain by reason other than Executive's unauthorized disclosure or use thereof, unless such disclosure or use is expressly authorized by the Board in writing in advance of such disclosure.

   1.2 Return of Company Property, Records and Files. Upon the termination of Executive's employment with the Company at any time for any reason, or at any other time the Board may so direct, Executive will promptly deliver to the Company's offices in South Milwaukee, Wisconsin all of the property and equipment of the Company, its subsidiaries and affiliates (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports and any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly understood that, upon termination of Executive's employment, Executive will not be authorized to retain any of the Company Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

2. Noncompetition. During the term of Executive's employment with the Company and for the two-year period immediately following the date of termination of Executive's employment at any time and for any reason (the "Restricted Period"), Executive will not, directly or indirectly, (i) enter the employ of, or render any consulting services to, any entity that competes with the Company, or its subsidiaries, affiliates (provided that such term as used in this Section 2 will not include entities that are affiliates of the Company solely by reason of being affiliates of American Industrial Partners Capital Fund II, L.P.), successors, or assigns, in the conduct of the "Business" (as defined in this Section 2) in the United States and/or any foreign country within which, during the 12-month period preceding Executive's termination of employment, the Company, or its subsidiaries, affiliates, successors, or assigns, engaged in the Business; or
   (ii) assist or participate in any such competing entity in any capacity, including without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly own 5% or more of any class of securities of such entity. For purposes of this Section 2, the "Business" will mean (x) the manufacture and/or sale of surface mining equipment and spare parts of the kind manufactured, sold and provided by the Company or any subsidiary, affiliate, successor or assign at any time during the term of Executive's employment with the Company and which the Company continues to manufacture, sell or produce during the Restricted Period; (y) maintenance and service related to the equipment and spare parts referenced in subsection (x) above; and
   (z) the manufacture and/or sale of, and maintenance and service related to, any surface mining equipment with respect to which, prior to the date of termination of Executive's employment hereunder, the Company or any subsidiary, affiliates, successor or assign has or will have made a material financial investment in contemplation of manufacturing, selling, maintaining or servicing.

3. Noninterference. During the term of Executive's employment with the Company and for the Restricted Period, Executive will not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason, other than pursuant to the discharge of Executive's duties as an employee of the Company.

4. Nonsolicitation. During the term of Executive's employment with the Company and for the Restricted Period, Executive will not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers, or consultants then under contract to the Company or its subsidiaries, affiliates, successors or assigns, to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, successors or assigns for any reason, other than pursuant to the discharge of Executive's duties as an employee of the Company.

5. Rights and Remedies upon Breach of a Restrictive Covenant. If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 1 through 4 above (the "Restrictive Covenants"), the Company and its subsidiaries, affiliates, successors or assigns will have the following rights and remedies, each of which will be independent of the others and severally enforceable, and each of which will be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity.

   5.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns.

   5.2 The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

   5.3 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full force and effect without regard to the invalid portions.

   5.4 Modification By the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provisions enforceable), and, in its reduced form, such provision will then be enforceable.

   5.5 Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

   5.6 Executive agrees that the Company will be entitled to recover from Executive all costs, including attorneys' fees and expert witness fees, which the Company incurs in enforcing the Restrictive Covenants or pursuing damages for the Executive's breach of the Restrictive Covenants.